EXHIBIT 99.1

EVERTEC APPOINTS VIRGINIA GAMBALE TO BOARD OF DIRECTORS

SAN JUAN, PUERTO RICO – June 1, 2023 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) announced today that the Company’s Board of Directors (the “Board”) appointed Ms. Virginia Gambale as an independent director of the Board, effective May 25, 2023.

Ms. Gambale is the founder and Managing Partner of Azimuth Partners, a strategic advisory firm that develops growth, innovation and transformation strategies and planning for technology companies. Prior to founding Azimuth in 2003, she worked at Deutsche Bank, where she was a General Partner & Managing Director of ABS Ventures, responsible for the management of the Tech Venture group and head of Deutsche Bank Strategic Ventures. Before Deutsche Bank, Ms. Gambale was the Chief Information Officer, Managing Director, and Partner at Bankers Trust Alex Brown, and she also served as Chief Information Officer for Global Investment Banking at Merrill Lynch. Ms. Gambale currently serves as a director for JAMF Software, Nutanix, Virtu Financial, and First Derivatives. Ms. Gambale holds a bachelor’s degree in Math, Computer and Business from the New York Institute of Technology.

Frank D’Angelo, Chairman of the Board stated, “We are pleased to welcome Virginia to the Board. Her substantial experience in leadership roles, information technology and fintech, together with her service on several boards, will be of great value to the Company.”

The Board also appointed Ms. Gambale as a member of the following Board committees: Audit Committee and Information Technology Committee.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company processes over six billion transactions annually and manages a system of electronic payment networks in Puerto Rico and Latin America and offers a comprehensive suite of services for core banking, cash processing, and fulfillment in Puerto Rico. Additionally, the Company offers technology outsourcing and payment transactions fraud monitoring to all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations, and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com
1